SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Nextel Communications, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

Nextel Communications, Inc.

2001 Edmund Halley Drive,
Reston, VA 20191
www.nextel.com

April 24, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2003

      We will hold the annual meeting of stockholders of Nextel Communications, Inc. on May 29, 2003 at 10:00 a.m. local time at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 (703-709-1234).

      The purpose of the annual meeting is to consider and take action on the following:

1.	Election of three directors, William E. Conway, Jr., Morgan E. O’Brien and Stephanie M. Shern, each for a three-year term ending 2006;

2.	Ratification of the appointments of Craig O. McCaw as a director for a term ending 2004 and Dennis M. Weibling as a director for a term ending 2005;

3.	Approval of an amendment to our certificate of incorporation to eliminate provisions relating to three classes of preferred stock, of which no shares are outstanding;

4.	Ratification of Deloitte & Touche LLP as our independent auditors for the year 2003; and

5.	Any other business that properly comes before the annual meeting.

      Stockholders of record as of April 4, 2003 can vote at the annual meeting. This proxy statement, the accompanying proxy card and the 2002 annual report to stockholders are being mailed or otherwise distributed to you on or about April 28, 2003. Please vote before the annual meeting in one of the following ways:

1.	Use the toll-free number shown on your proxy card;

2.	Visit the website shown on your proxy card to vote via the Internet; or

3.	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

         By order of the Board of Directors,

William E. Conway, Jr.
Chairman of the Board of Directors

SCHEDULE 14A INFORMATION
GENERAL INFORMATION ABOUT PROXIES AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS
BOARD COMMITTEES
DIGITAL RADIO AND MOTOROLA DIRECTORSHIPS
DIRECTOR COMPENSATION
PROPOSAL 2 RATIFICATION OF DIRECTORS
PROPOSAL 3 AMENDMENT TO CERTIFICATE OF INCORPORATION
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR 2003
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
SECURITIES OWNERSHIP
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER
AMENDED CERTIFICATE OF INCORPORATION

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Solicitation, Use and Revocation of Proxies

      Our board of directors solicits the accompanying proxy for use at the annual meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the annual meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2006, (2) for ratification of the appointments of Messrs. McCaw and Weibling as directors, for terms ending 2004 and 2005, respectively, (3) for approval of an amendment to our certificate of incorporation, (4) for ratification of Deloitte & Touche as our independent auditors, and (5) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

1. voting over the telephone or Internet if eligible to do so — your latest dated vote before the annual meeting will be the vote counted;

2. delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

3. voting in person at the annual meeting.

      Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention information about Internet or telephone voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

      Your attendance at the annual meeting by itself does not constitute revocation of your proxy. Before the annual meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Corporate Secretary. Any notice of revocation that is delivered at the annual meeting should be hand delivered to our Corporate Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identity as a Nextel stockholder.

Record Date, Voting Rights and Outstanding Shares

      Our board of directors has established the close of business on April 4, 2003 as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournment or postponement of the annual meeting. Only holders of record of our class A common stock on the record date are entitled to vote at the annual meeting. Holders of the class A common stock on the record date are entitled to one vote per share on each matter voted upon at the annual meeting. As of the record date, there were 991,888,538 shares of class A common stock outstanding.

Quorum, Voting Requirements and Effect of Abstentions and Non-Votes

      A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of outstanding shares of class A common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and non-votes with respect to any matter will have the same effect as a vote against that proposal.

      The nominees for director for three-year terms who receive a plurality of the votes cast by the holders of the class A common stock will be elected. The amendment of the certificate of incorporation requires approval by the holders of a majority of the outstanding shares of class A common stock. All other matters will require the approval of a majority of the votes cast by the holders of the outstanding shares of class A common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our board of directors consists of 11 members and is divided into three classes, with each class having a number of directors as nearly equal as possible. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The board of directors has nominated William E. Conway, Jr., Morgan E. O’Brien and Stephanie M. Shern, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2006. J. Timothy Bryan, originally appointed as a designee of Digital Radio, L.L.C., is not standing for reelection, and as a result there will be 10 members of the board of directors after the annual meeting.

      If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our board of directors, to the extent consistent with our certificate of incorporation and our by-laws. We do not expect that any nominee will be unable to serve.

		Director
Name	Age	Since	Positions with Nextel

Nominees To Hold Office Until 2006

William E. Conway, Jr.	53	1997	Chairman of the Board of Directors
Morgan E. O’Brien	58	1987	Vice Chairman of the Board of Directors
Stephanie M. Shern	55	2003	Director

Directors Holding Office Until 2005

Timothy M. Donahue	54	1996	Chief Executive Officer, President & Director
Frank M. Drendel	58	1997	Director
William E. Kennard	46	2001	Director
Dennis M. Weibling*	51	1995	Director

Directors Holding Office Until 2004

Keith J. Bane	63	1995	Director
V. Janet Hill	55	1999	Director
Craig O. McCaw*	53	1995	Director

*	See Proposal 2 — Ratification of Directors.

      Our board of directors recommends a vote “FOR” incumbent directors William E. Conway, Jr., Morgan E. O’Brien and Stephanie M. Shern.

BOARD OF DIRECTORS

From left to right: William E. Conway, Jr., Morgan E. O’Brien, Stephanie M. Shern

Nominees for election as directors to hold office until the 2006 annual meeting of stockholders

William E. Conway, Jr.

      Mr. Conway has served as Chairman of our board of directors since February 2001 and as one of our directors since February 1997. Mr. Conway is a founder, and since 1987 has been a managing director, of The Carlyle Group, a private global investment firm. From 1984 until 1987, Mr. Conway served as senior vice president and chief financial officer of MCI Communications Corporation. Mr. Conway was a vice president of MCI from 1981 to 1984. Prior to joining MCI, Mr. Conway served in a variety of positions for almost ten years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway currently serves as a director of United Defense Industries, Inc.

Morgan E. O’Brien

      Mr. O’Brien has served as one of our directors since co-founding Nextel in 1987. Since March 1996, Mr. O’Brien has served as Vice Chairman of our board of directors. From 1987 to March 1996, Mr. O’Brien served as Chairman of our board of directors. From 1987 to October 1994, Mr. O’Brien also served as our General Counsel.

Stephanie M. Shern

      Ms. Shern has served as one of our directors since March 2003. From 2001 until February 2002, Ms. Shern served as senior vice president of Kurt Salmon Associates, a retail consulting and business advisory firm. From 1969 until July 2001, Ms. Shern held various positions with Ernst & Young, LLP, including vice chair. Ms. Shern also serves as a director of GameStop Corp., Nordstrom Inc., and The Scotts Company.

Director not standing for reelection

J. Timothy Bryan

      Mr. Bryan has served as one of our directors since September 2001. Since June 2001, Mr. Bryan has been vice president and chief financial officer of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. From July 1999 until April 2001, Mr. Bryan served as a telecommunications consultant. From 1996 until 1999, Mr. Bryan served as the president and chief financial officer of United Pan-Europe Communications N.V. and the chief financial officer of UnitedGlobalCom, Inc.

From left to right: Timothy M. Donahue, Frank M. Drendel, William E. Kennard, Dennis M. Weibling

Directors holding office until the 2005 annual meeting of stockholders

Timothy M. Donahue

      Mr. Donahue has served as our Chief Executive Officer since July 1999. Mr. Donahue has served as our President since joining us in February 1996 and also served as our Chief Operating Officer from February 1996 until July 1999. Mr. Donahue has served as one of our directors since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including regional president for the northeast. Mr. Donahue serves as a director of NII Holdings, Inc., Nextel Partners, Inc. and Eastman Kodak Company.

Frank M. Drendel

      Mr. Drendel has served as one of our directors since August 1997. Mr. Drendel has served as chairman and chief executive officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel is also a director of C-SPAN and the National Cable Television Association.

William E. Kennard

      Mr. Kennard has served as one of our directors since May 2001. Mr. Kennard has served as a managing director of The Carlyle Group since May 2001. From 1997 until January 2001, Mr. Kennard served as chairman of the Federal Communications Commission. From 1993 until 1997, Mr. Kennard served as general counsel of the Federal Communications Commission. Mr. Kennard also serves as a director of The New York Times Company, Handspring, Inc. and Dex Media East, LLC.

Dennis M. Weibling

      Mr. Weibling has served as one of our directors since July 1995. Mr. Weibling currently serves as vice chairman of Eagle River. From 1993 until December 2001, Mr. Weibling served as president of Eagle River. Mr. Weibling is also a director of Nextel Partners, Inc.

From left to right: Keith J. Bane, V. Janet Hill, Craig O. McCaw

Directors holding office until the 2004 annual meeting of stockholders

Keith J. Bane

      Mr. Bane has served as one of our directors since July 1995. Since November 2002, Mr. Bane has been a private investor. From May 2000 until November 2002, Mr. Bane served as executive vice president and president, global strategy and corporate development of Motorola, Inc. From March 1997 until May 2000, Mr. Bane served as executive vice president and president, Americas region of Motorola. From 1973 to August 1997, Mr. Bane held various senior management positions with Motorola.

V. Janet Hill

      Mrs. Hill has served as one of our directors since November 1999. Since 1981, Mrs. Hill has been vice president of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. Mrs. Hill also serves as a director of Wendy’s International, Inc., Progressive Insurance Company and Dean Foods, Inc.

Craig O. McCaw

      Mr. McCaw has served as one of our directors since July 1995. Since 1994, Mr. McCaw has been chairman of the board of directors and chief executive officer of Eagle River. Since 1995, Mr. McCaw has been chairman of the board of directors of Digital Radio, a company formed for the purpose of making equity investments in Nextel. From 1974 to September 1994, Mr. McCaw served as chairman of the board of directors and chief executive officer of McCaw Cellular Communications, Inc., which was sold to AT&T Corp. in August 1994.

BOARD COMMITTEES

Board and Committee Membership Roster As of March 14, 2003 and Meetings held in 2002

Corporate
Name	Board		Audit		Compensation		Governance	Finance		Interested Party		Nominating

K.J. Bane	X									X	*
J.T. Bryan	X
W.E. Conway, Jr.	X	*	X	*	X		X	X	*	X
T.M. Donahue	X							X
F.M. Drendel	X		X		X	*						X
V.J. Hill	X		X		X		X					X
W.E. Kennard	X						X *					X	*
C.O. McCaw	X											X
M.E. O’Brien	X
S.M. Shern	X
D.M. Weibling	X							X
No. of Meetings in 2002	9		12		6		2	4		0		1

*	Chairman

      Our board also had an operations committee, which was formed on July 31, 1995 in connection with Digital Radio’s investment in Nextel. On March 5, 2003, the members of that committee acted to terminate that committee. In addition, we were required to have a nominating committee so long as we had an operations committee. The operations committee had the authority to formulate key aspects of our business strategy, including certain decisions relating to our technology; acquisitions; certain budgets and marketing, strategic and financing plans; nomination, supervision and oversight of some of our executive officers; and endorsement of nominees proposed by the nominating committee to serve on our board of directors and its committees. All nominees to serve as directors or on committees of our board of directors, other than nominees of Digital Radio or Motorola, were required to be presented by the nominating committee to the operations committee for its endorsement before the submission of the nominations to our board of directors. The operations committee, which met once during 2002, was comprised of Messrs. Bryan, McCaw, O’Brien and Weibling. The nominating committee was merged on March 26, 2003 with the corporate governance committee, which was renamed the corporate governance and nominating committee. After the merger, the members of the committee include Messrs. Conway, Drendel and Kennard and Mrs. Hill. Also, until March 5, 2003, Mr. Weibling served on the audit, compensation and interested party committees. As a result of these changes, each of our audit, compensation and corporate governance and nominating committees is comprised solely of independent directors.

Audit

      The audit committee primarily reviews our financial reporting and accounting practices and internal control functions. Among other responsibilities detailed in the attached audit committee charter, the audit committee:

1.	retains our independent auditors and approves the terms of the engagement, as well as approves any non-audit relationships with the independent auditors;

2.	reviews with our management significant accounting matters;

3.	reviews the nature of all services performed by our independent auditors and their audit examination, as well as such auditors’ independence and quality control procedures;

4.	reviews the audited annual financial statements and the quarterly financial statements, as well as certain other financial disclosures;

5.	reviews our systems of internal accounting controls; and

6.	reviews compliance issues.

      The audit committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation

      The compensation committee:

1.	develops compensation programs and practices and recommends incentive compensation plans and equity-based plans;

2.	reviews and approves goals relevant to the compensation of our executive officers, including the Chief Executive Officer, and evaluates the performance of such officers and sets their compensation;

3.	administers our equity-based incentive compensation plans and other employee benefit plans as directed by our board;

4.	reviews and approves employment and severance agreements with executive officers;

5.	reviews director compensation and makes recommendations to our board based on those reviews;

6.	reviews various other matters relating to employee compensation and benefits; and

7.	prepares the compensation committee report.

      The compensation committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plan, our employee stock purchase plan and our cash compensation deferral plan. The compensation committee is, and is expected to remain, composed entirely of directors who are not our employees. The compensation committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

      Compensation Committee Interlocks and Insider Participation: The members of the compensation committee are Messrs. Drendel and Conway and Mrs. Hill. Until March 5, 2003, Mr. Weibling also served on this committee. Mr. Weibling currently serves as vice chairman of Eagle River. We incurred costs of $200,000 plus $21,736 of expenses in 2002 under our management support agreement with Eagle River. During 2002, Mr. Weibling was a director of XO Communications, Inc. During 2002, we paid $70 million to XO Communications for telecommunications services. Mr. Weibling is also a director of Nextel Partners. During 2002, we paid Nextel Partners $40 million for roaming services net of roaming revenues earned and charged them $52 million under a switch sharing agreement and $6 million for administrative services. At December 31, 2002, we had a net receivable due from Nextel Partners of $16 million. Mr. Weibling also served as our acting Chief Executive Officer from October 1995 until March 1996. See “Certain Relationships and Related Transactions.”

Corporate Governance and Nominating

      The corporate governance and nominating committee:

1.	evaluates the effectiveness of our corporate governance and recommends revisions to our board;

2.	develops corporate governance guidelines;

3.	identifies individuals qualified to serve as board members; and

4.	evaluates the effectiveness of our board.

      The corporate governance and nominating committee will consider nominees recommended by stockholders, but it has not established procedures for that purpose. The corporate governance and nominating committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Finance

      The finance committee was formed to review and, if appropriate, authorize us to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities, the repurchase or exchange of outstanding debt securities or mandatorily redeemable preferred stock for cash and/or the issuance of equity or debt securities by us and other similar matters. The finance committee is authorized to engage or consult from time to time, as appropriate, at our expense, investment banking firms or other professional financial advisors, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Interested Party

      Pursuant to our agreements with Motorola, as long as Motorola has the right to nominate at least one person for election to our board of directors, Motorola’s nominee(s) will serve as members of the interested party committee. The interested party committee has the authority to review certain proposed transactions between us and affiliated persons or entities, other than subsidiaries or other affiliated entities controlled by us.

Meeting Attendance

      During 2002, all current directors attended at least 75% of the meetings of the board of directors and the committees on which they served. In addition to attending meetings, directors also discharge their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

DIGITAL RADIO AND MOTOROLA DIRECTORSHIPS

      In connection with investments by Digital Radio and Motorola in Nextel, we granted each of them the right to nominate persons for election to our board of directors.

      Until March 5, 2003, Digital Radio, as the sole holder of the class A preferred stock, was entitled to elect three directors or such greater number as was necessary to cause the total number of directors elected by the holder of the class A preferred stock to equal 25% of the total number of members of our board of directors. Messrs. Bryan, McCaw and Weibling were originally elected as directors pursuant to these rights. Digital Radio is no longer entitled to elect any directors. See Proposal 2 — Ratification of Directors.

      Mr. Bane’s directorship is connected with Motorola’s investment in Nextel. Subject to specified conditions, as long as Motorola owns 5% or more of our outstanding shares of class A common stock and class B non-voting common stock, Motorola is entitled to nominate two persons for election as members of our board of directors. Motorola has currently elected to exercise this right only with respect to one nominee.

DIRECTOR COMPENSATION

      Directors are reimbursed for direct expenses relating to their activities as members of our board of directors. In order to attract and retain the most qualified candidates, and to align the interests of these candidates most closely with those of our stockholders, in 2002, we granted our non-affiliate directors options to purchase shares of class A common stock, as detailed in the table below. Our non-affiliate directors during 2002 were those directors who were neither employees nor nominated by Digital Radio or Motorola. All of these grants expire after ten years from the grant date and were on terms substantially identical to grants made to our employees, except that the non-affiliate directors received grants with a three-year vesting schedule, instead of a four-year vesting schedule.

2002 Non-affiliate Director Option Grants

	Number of Shares
Director/Grant Date	Underlying Options Granted	Exercise Price

William E. Conway, Jr
2/13/2002	64,000	$5.02
5/31/2002	32,000	$4.86
9/06/2002	32,000	$7.98
12/03/2002	32,000	$13.08
Frank M. Drendel
2/13/2002	12,000	$5.02
5/31/2002	6,000	$4.86
9/06/2002	6,000	$7.98
12/03/2002	6,000	$13.08
V. Janet Hill
2/13/2002	10,000	$5.02
5/31/2002	5,000	$4.86
9/06/2002	5,000	$7.98
12/03/2002	5,000	$13.08
William E. Kennard
2/13/2002	10,000	$5.02
5/31/2002	7,000	$4.86
9/06/2002	7,000	$7.98
12/03/2002	7,000	$13.08

      Beginning after the 2003 annual meeting, the Chairman of the Board will receive, in lieu of all other compensation, options to purchase 62,500 shares of common stock granted quarterly which vest at the next quarterly grant date. The other non-affiliate directors will receive an annual compensation package as follows:

1.	a $50,000 retainer, payable generally at the time of each annual meeting, of which $20,000 will be paid in cash (subject to the director’s election to defer all or a portion into shares of deferred stock) and $30,000 of which will be paid in shares of deferred stock, valued as of the date of the annual meeting, which will be subject to a one-year vesting period and a one-year holding period thereafter;

2.	options to purchase 2,500 shares of common stock granted quarterly which vest at the next quarterly grant date;

3.	options to purchase 1,250 shares of common stock for each committee chaired, with the same grant and vesting schedule described above; and

4.	a $1,000 payment (subject to the director’s election to defer all or a portion into shares of deferred stock) for each meeting attended that lasts more than three hours.

      In addition, our board of directors has established stock ownership guidelines requiring directors to hold at least $200,000 of our equity, subject to the board’s consideration of individual circumstances. Directors are expected to achieve this ownership level by the later of five years from the date of their first election to the board and November 14, 2007.

PROPOSAL 2

RATIFICATION OF DIRECTORS

      In connection with Digital Radio’s original investment in Nextel in 1995, Nextel, Digital Radio and Mr. McCaw entered into certain arrangements regarding our governance. Among other things, Digital Radio acquired shares of our series A preferred stock which entitled it to elect at least three directors to our board.

      On March 5, 2003, we modified these arrangements, and the class A preferred stock was converted into class A common stock. In addition, Messrs. McCaw, Weibling and Bryan resigned as class A preferred directors elected pursuant to Digital Radio’s nominating rights. Our board immediately reelected Mr. McCaw as a director for a term ending 2004, Mr. Weibling as a director for a term ending 2005, and Mr. Bryan for a term ending 2003, the terms they would have served as directors elected pursuant to Digital Radio’s nominating rights. Since Mr. Bryan is not standing for reelection, his term will end at the annual meeting. The board reelected Messrs. McCaw and Weibling to serve their original terms, as the board believes their continued service is in the best interests of Nextel and its stockholders. However, their election was conditioned upon receipt by Nextel of an undated letter of resignation which can be accepted by the board if stockholders do not ratify their appointments at the annual meeting.

      Biographical information for Messrs. McCaw and Weibling is contained under Proposal 1 — Election of Directors. In addition, under Proposal 1, you will find information concerning the other members of our board, the composition of our board, the classes of our board, and other board and committee information.

      Although there is no requirement that our stockholders ratify the appointments of Messrs. McCaw and Weibling, the board is submitting their appointments to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointments, the board will accept the resignations of Messrs. McCaw and Weibling.

      The ratification of the appointments of Messrs. McCaw and Weibling will require the approval of a majority of the votes cast by the holders of the class A common stock.

      Our board of directors recommends a vote “FOR” ratification of the appointments of Messrs. McCaw and Weibling as directors.

PROPOSAL 3

AMENDMENT TO CERTIFICATE OF INCORPORATION

      On March 26, 2003, our board of directors approved and recommended for submission to our stockholders an amendment to our certificate of incorporation to eliminate the three classes of Nextel’s preferred stock that were created in connection with Digital Radio’s original equity investment in Nextel in 1995. The purpose of the amendment is to simplify our certificate of incorporation by removing the terms of the class A convertible redeemable preferred stock, the class B convertible preferred stock and the class C convertible redeemable preferred stock. There are no longer any shares of the class A preferred stock or class B preferred stock outstanding. There have never been any shares of the class C preferred stock outstanding.

      The proposed amendment will not change any of the existing rights or powers of holders of class A common stock. By removing the terms of these three classes of preferred stock, the proposed amendment will reduce the number of shares of capital stock that Nextel is authorized to issue under our certificate of incorporation. It will not make any other change in our current capital structure. Our board will still have the ability in the future, without stockholder approval, to create and issue additional series of preferred stock from the currently existing undesignated preferred stock.

      The proposed amendment also makes other minor changes to the certificate of incorporation. These other changes will not affect any of the existing rights or powers of holders of class A common stock. The proposed amendment removes an unnecessary reference to the reclassification of Nextel’s common stock that was outstanding in July 1995 into the class A common stock and the class B non-voting common stock. The proposed amendment also conforms the provision in our certificate of incorporation regarding election of directors to the provision in our bylaws regarding election of directors and eliminates an unnecessary reference to a merger that occurred in 1995, but does not change any of the rights of the stockholders regarding election of directors.

      Adoption of the proposed amendment to the certificate of incorporation will require the approval of a majority of the outstanding shares of class A common stock.

      A copy of the proposed amended certificate of incorporation appears as Annex B to this proxy statement.

      Our board of directors recommends a vote “FOR” the proposed amendment to our certificate of incorporation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE,

LLP AS INDEPENDENT AUDITORS FOR 2003

      Deloitte & Touche have been our independent auditors for many years. The audit committee has recommended that Deloitte & Touche audit our consolidated financial statements for 2003. Our board of directors believes that stockholders should be given an opportunity to express their views on the subject. While not binding on the audit committee, the failure of the stockholders to ratify the appointment of Deloitte & Touche as our independent auditors would be considered by the audit committee in determining whether to continue the engagement of Deloitte & Touche. Representatives of Deloitte & Touche will attend the annual meeting to answer appropriate questions and make a statement if they desire.

      The following is a summary of the aggregate fees billed to us, and NII Holdings when it was our consolidated subsidiary, for 2002 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, including Deloitte Consulting, which are collectively referred to below as Deloitte & Touche.

     Audit Fees

Deloitte & Touche billed Nextel about $2,092,000 for professional services rendered for the audit of Nextel’s annual financial statements for 2002 and for the reviews of the financial statements included in each of our quarterly reports on Form 10-Q for 2002.

          Financial Information Systems Design and Implementation Fees

Deloitte & Touche billed Nextel about $9,220,000 for professional services rendered for financial information systems design and implementation for 2002. All amounts were billed by Deloitte Consulting.

          All Other Fees

Deloitte & Touche billed Nextel about $9,502,000 for all services rendered to Nextel, other than the services described above for 2002. These fees include fees for consents, audits of our employee benefit plans, tax services and for non-financial information systems design and implementation consulting services.

      The audit committee has determined that the provision of financial information systems design and implementation services and other non-audit services to us by Deloitte & Touche is compatible with maintaining their independence.

      Our board of directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche as our independent auditors.

AUDIT COMMITTEE REPORT

      The board of directors has adopted a written audit committee charter, which is attached as Annex A. All members of our audit committee are independent, as defined in Rule 4200 of the Nasdaq Stock Market’s listing standards. Until March 5, 2003, Mr. Weibling served as a member of the audit committee. Mr. Weibling may not be considered independent since he currently serves as vice chairman of Eagle River, and during 2001 he served as president of Eagle River and Digital Radio, both of which may be or have been considered our affiliates. However, in accordance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, our board of directors determined that membership on the audit committee by Mr. Weibling was required by the best interests of Nextel and its stockholders for the following reasons:

1.	his unique experience in the telecommunications industry;

2.	his regular interaction and familiarity with senior management;

3.	his past experience with Nextel as our Chief Executive Officer from October 1995 to March 1996;

4.	his directorship with Nextel Partners;

5.	his extensive past employment experience in accounting and finance; and

6.	committee representation entitlements contained in contractual provisions relating to Mr. McCaw’s and his affiliates’ investment in Nextel in 1995.

      The audit committee has reviewed and discussed with our management and Deloitte & Touche, our independent auditors, our audited financial statements contained in our annual report on Form 10-K for 2002. The audit committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche their independence.

      Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2002 filed with the Securities and Exchange Commission.

The Audit Committee

William E. Conway, Jr., Chairman
Frank M. Drendel
V. Janet Hill
Dennis M. Weibling (member until March 5, 2003)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee believes that the compensation levels of our executive officers, who provide leadership and strategic direction for us, should consist of (1) base salaries that are commensurate with executives of other comparable telecommunications companies, (2) cash bonuses based on achievement of objectives set by the compensation committee for our Vice Chairman and our President and Chief Executive Officer, and set by our President and Chief Executive Officer in consultation with the compensation committee for our other executive officers, and (3) long term incentive compensation, which may consist of both cash and deferred stock, as described more fully below. The compensation committee also believes that it is important to provide our executive officers with significant equity-based incentive compensation, which increases in value in direct correlation with improvement in the performance of our class A common stock, thereby aligning management’s interests with those of our stockholders.

      The compensation committee considers the following factors, ranked in order of importance, when determining compensation of our executive officers:

1.	our performance, measured by attainment of specific strategic objectives and operating results;

2.	the individual performance of each executive officer, including the achievement of identified goals by the executive or his or her functional group; and

3.	historical cash and equity compensation levels.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four other most highly compensated executive officers, unless the plan and awards under which any portion of the compensation is paid meet specified requirements. Neither our incentive equity plan nor our long term incentive plan meets those requirements, and the compensation committee has determined that meeting these requirements may not necessarily be in our best interest. Accordingly, the compensation committee has decided not to recommend any amendment to our incentive equity plan to satisfy those requirements at this time.

Cash Compensation

      The salaries of some of our executive officers were initially set by their respective employment agreements, which provide that we may increase their base salary throughout the term or any renewal term of their employment agreement. As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each annual performance plan establishes overall goals we wish to achieve. For 2002, the overall goals were to:

1.	meet operating cash flow, revenue, expense, and other budgetary targets;

2.	meet targets relating to the addition and retention of subscribers on our network;

3.	meet targets relating to retention of our employees, employee training and development and employee satisfaction;

4.	meet subscriber satisfaction targets;

5.	expand and improve our network and begin the implementation of our new customer billing and customer care platform;

6.	continue, together with Motorola, as our equipment developer and supplier, to optimize the technology we use with respect to our network; and

7.	further differentiate our product offerings, in part by making available to our subscribers new data services to more fully address their mobile communications needs.

      The base salaries of each of our executive officers identified below were either set by, or determined by reference to, their employment agreements (see “Executive Compensation — Employment Agreements”) or, if they did not have an employment agreement, were determined by reference to officers’ salaries at similarly situated companies as established by a report prepared by an independent third party compensation consultant. Bonus compensation for these executive officers was determined based on a formula that ties a target bonus objective (which in most instances is established as a percentage of base salary) to the achievement of our overall corporate goals (most of which were met or exceeded in 2002). Under this formula, our executive officers’ bonus amounts could be greater or less than the target bonus objective based on our and the executives’ performance against those goals. On average, the compensation committee believes the cash compensation for our executive officers is comparable to industry salary and bonus levels.

      The compensation committee has adopted a long term incentive plan intended to reward key members of Nextel’s management for achieving specific performance goals relating to operating cash flow and net subscriber additions over a two-year period commencing January 1, 2002. Awards under the plan are set by the compensation committee for our President and Chief Executive Officer, and set by our President and Chief Executive Officer in consultation with the compensation committee for other participants. Under this plan an interim cash payout was made since certain performance goals for the period from January 1, 2002 to December 31, 2002 were met. Any remaining awards under the plan for the entire performance period may be paid, at the compensation committee’s election, either in cash or 50% in cash and 50% in shares of deferred stock.

      The base salary of Timothy M. Donahue, our President and Chief Executive Officer, was based upon his historical compensation amounts as well as by reference to the report discussed above. Mr. Donahue’s bonus compensation and equity awards were based upon the achievement of most of the goals set forth above, as well as in recognition of his leadership, contributions and attraction and retention of key executive talent, taking into consideration Nextel’s accomplishments in the highly competitive telecommunications and technology industries. In addition to the formula bonus of $1,250,000, the compensation committee determined to award Mr. Donahue a supplemental bonus of $250,000 in further recognition of his leadership and Nextel’s significant operating results in 2002. In addition, Mr. Donahue received $675,000 as his interim payout under the long term incentive plan.

Equity Compensation

      The compensation committee administers and authorizes grants and awards to our executive officers made under our incentive equity plan. Periodically, the compensation committee authorizes grants of options to purchase class A common stock under our incentive equity plan to all employees who have been with us for a specified length of service. The compensation committee also authorizes awards for certain new employees as incentives to join us and awards for special recognition of existing employee achievements. In determining whether and in what amount to grant stock options or other equity compensation to our executive officers in 2002, the compensation committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of our executive officers. The compensation committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally talented executives who are necessary to achieve our long term goals, especially at a time of significant growth and competition in the wireless communications industry.

      During 2002, the compensation committee granted equity compensation to all our executive officers named in the Summary Compensation Table below and approved grants of equity compensation to other of our executive officers, consistent with the compensation committee’s overall policy of granting equity compensation to key executives and to our employees in general.

The Compensation Committee

Frank M. Drendel, Chairman
William E. Conway, Jr.
V. Janet Hill
Dennis M. Weibling (member until March 5, 2003)

EXECUTIVE COMPENSATION

      The table below summarizes the compensation for the years indicated of our Chief Executive Officer and each of our four other most highly compensated executive officers during 2002 as well as a former executive officer, collectively referred to as the “named executive officers.”

Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Awards			Payouts

				Other		Restricted		Securities
				Annual		Stock		Underlying		All Other
Name and		Salary	Bonus	Compensation		Awards		Options	LTIP	Compensation
Principal Position	Year	($)	($)	($)(1)		($)(2)		(#)	Payouts	($)(3)

Timothy M. Donahue	2002	697,115	1,500,000	24,156		—		2,000,000	675,000	7,070
President and Chief	2001	511,308	695,625	95,510		—		1,000,000	—	6,800
Executive Officer	2000	465,174	470,250	7,716		—		500,000	—	4,200
Paul N. Saleh	2002	495,994	765,000	177,990	(4)	700,000	(8)	350,000	236,250	—
Executive Vice President	2001	154,984	503,500	80,898	(5)	509,000	(9)	515,000	—	—
and Chief Financial Officer	2000	—	—	—		—		—	—	—
Morgan E. O’Brien	2002	485,401	665,000	12,748		—		245,000	300,000	8,000
Vice Chairman	2001	427,972	458,588	713		—		145,000	—	6,800
of the Board	2000	410,496	310,500	—		5,350,000	(10)	200,000	—	5,250
Thomas N. Kelly, Jr.	2002	464,631	473,813	—		—		245,000	202,500	6,863
Executive Vice President	2001	385,659	337,875	14,312		—		170,000	—	6,800
and Chief Operating Officer	2000	324,450	226,044	1,682		499,750	(11)	170,000	—	4,242
Leonard J. Kennedy	2002	395,545	399,000	—		—		170,000	168,750	7,458
Senior Vice President and	2001	372,355	198,750	—		578,250	(12)	165,000	—	5,019
General Counsel	2000	—	—	—		—		—	—	—
James F. Mooney	2002	425,000	708,750	661,042	(6)	502,000	(13)	650,000	—	3,201,125	(15)
Former Executive Vice	2001	354,486	530,000	711,778	(7)	1,521,000	(14)	1,045,000	—	4,287
President and Chief	2000	—	—	—		—		—	—	—
Operating Officer

(1)	“Other Annual Compensation” is comprised of the value of the named executive officers’ use of corporate aviation services, except as otherwise indicated.

(2)	Values of the stock awards are determined by multiplying the number of shares granted times the closing price of our class A common stock on the date of the award.

(3)	“All Other Compensation” in 2002 is comprised of our contributions to our 401(k) plan on behalf of the named executive officers, except as otherwise indicated.

(4)	Represents $79,715 in allowances for relocation expenses, $73,756 relating to loan forgiveness and imputed interest and $24,519 in value for his use of corporate aviation services.

(5)	Represents $53,529 allowance for relocation expenses, $19,107 relating to loan forgiveness and imputed interest and $8,262 in value for his use of corporate aviation services.

(6)	Represents $548,312 relating to loan forgiveness and imputed interest, $102,679 in allowances for relocation expenses and $10,051 in value for his use of corporate aviation services.

(7)	Represents $625,603 relating to loan forgiveness and imputed interest, $77,781 in allowances for relocation expenses and $8,394 in value for his use of corporate aviation services.

(8)	On September 19, 2002, Mr. Saleh was granted 100,000 deferred shares, which vest ratably on each of the first two anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2002 was $1,155,000 (100,000 times $11.55).

(9)	On September 5, 2001, Mr. Saleh was granted 50,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2002 was $384,996 (33,333 shares times $11.55).

(10)	On September 1, 2000, Mr. O’Brien was granted 100,000 deferred shares, which fully vested on September 1, 2002.

(11)	On February 17, 2000, Mr. Kelly received 8,000 deferred shares, which fully vest on February 17, 2004. The value of the unvested shares covered by Mr. Kelly’s deferred stock award as of December 31, 2002 was $92,400 (8,000 shares times $11.55).

(12)	On January 2, 2001, Mr. Kennedy received 25,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Kennedy’s deferred stock award as of December 31, 2002 was $192,492 (16,666 shares times $11.55).

(13)	On February 13, 2002, Mr. Mooney was granted 100,000 deferred shares, which were to vest ratably on each of the first two anniversaries of the grant date. All of these shares were forfeited upon Mr. Mooney’s separation (see “— Employment Agreements”).

(14)	On April 16, 2001, Mr. Mooney was granted 100,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. Except for 33,334 vested shares, these shares were forfeited upon Mr. Mooney’s separation.

(15)	Under Mr. Mooney’s separation and non-competition agreement he received $550,000 in severance benefits, $643,125 for promises of non-competition and non-solicitation and forgiveness of the $2,000,000 remaining balance of his loan. Also includes $8,000 contributed under our 401(k) plan.

2002 OPTION GRANTS

      The table below sets forth information about options to purchase our class A common stock that were granted in 2002 to the named executive officers.

Option Grants in Last Fiscal Year

	Individual Grants

	Number of		Percent of
	Securities		Total Options	Exercise		Grant Date
	Underlying		Granted to	or Base		Present
	Options		Employees	Price	Expiration	Value
Name	Granted(#)		in 2002	($/Share)	Date	($)(1)

Timothy M. Donahue	1,000,000	(2)	3.50%	5.02	2/13/12	3,123,190
	1,000,000	(3)	3.50%	5.35	4/23/12	3,412,300
Paul N. Saleh	100,000	(2)	0.35%	5.02	2/13/12	312,319
	250,000	(3)	0.88%	5.35	4/23/12	853,075
Morgan E. O’Brien	100,000	(2)	0.35%	5.02	2/13/12	312,319
	145,000	(3)	0.51%	5.35	4/23/12	494,784
Thomas N. Kelly, Jr.	100,000	(2)	0.35%	5.02	2/13/12	312,319
	145,000	(3)	0.51%	5.35	4/23/12	494,784
Leonard J. Kennedy	70,000	(2)	0.25%	5.02	2/13/12	218,623
	100,000	(3)	0.35%	5.35	4/23/12	341,230
James F. Mooney	150,000	(2)	0.53%	5.02	2/13/12	468,478
	500,000	(3)	1.75%	5.35	4/23/12	1,706,150

1.	The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions below.

	Expected Stock	Risk-free	Expected	Expected
Date	Price Volatility	Interest Rate	Life in Years	Dividend Yield

2/13/12	71.50%	4.49%	5	0.00%
4/23/12	73.80%	4.76%	5	0.00%

2.	These options were granted on February 13, 2002 with 25% vesting on March 13, 2002 and the remaining 75% vesting on a monthly basis over a four-year period thereafter.

3.	These options were granted on April 23, 2002 vesting equally on a monthly basis over a four-year period.

      Our stock options are nontransferable, except to family members or by will, or as otherwise provided in our incentive equity plan. The actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

2002 OPTION EXERCISES AND LONG TERM INCENTIVE PLAN

      The table below lists information concerning the exercise by the named executive officers of options to purchase our class A common stock during 2002 and the unexercised options to purchase our class A common stock held by the named executive officers as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options at Fiscal		the-Money Options at Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy M. Donahue	—	—	2,284,275	2,215,725	4,768,088	9,301,287
Paul N. Saleh	—	—	312,574	552,246	830,670	2,069,930
Morgan E. O’Brien	—	—	811,963	378,037	822,658	1,184,342
Thomas N. Kelly, Jr.	—	—	437,306	393,194	590,808	1,184,342
Leonard J. Kennedy	23,000	191,300	102,153	209,847	144,419	819,991
James F. Mooney	110,816	593,091	—	—	—	—

(1)	The value of the in-the-money options is based on the closing price of our class A common stock as reported by the Nasdaq Stock Market on December 31, 2002 ($11.55), less the total exercise price, multiplied by the total number of shares underlying the options.

Long Term Incentive Plan — Awards In Last Fiscal Year

		Performance Or	Estimated Future Payouts Under Non-Stock
	Number of Shares,	Other Period Until	Price-Based Plans
	Units or	Maturation Or
Name	Other Rights (#)	Payout	Threshold ($)	Target ($)	Maximum ($)

Timothy M. Donahue	—	12/31/03	1,485,000	2,025,000	4,725,000
Paul N. Saleh	—	12/31/03	519,750	708,750	1,653,750
Morgan E. O’Brien	—	12/31/03	660,000	900,000	2,100,000
Thomas N. Kelly, Jr.	—	12/31/03	445,500	607,500	1,417,500
Leonard J. Kennedy	—	12/31/03	371,250	506,250	1,181,250
James F. Mooney	—	—	—	—	—

      In 2002, we adopted a long term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2002. This plan offers management the opportunity to receive a cash-based payment, or a combination of cash and stock-based payments at the discretion of the compensation committee of the board of directors, if Nextel achieves certain objectives over the two-year period that are deemed critical to our long term success. A special interim payout occurred based on performance with respect to the one-year period from January 1, 2002 to December 31, 2002. The awards earned under the plan are determined based on our actual performance versus approved targets. The primary performance targets are operating cash flow (as defined under the plan) and net subscriber additions.

EMPLOYMENT AGREEMENTS

Mr. Donahue

      In 1996, we entered into an employment agreement with Mr. Donahue that provided for his employment through February 1, 1999, and continued after that date unless terminated upon twelve months notice, for an annual base salary of $275,000, which we may increase annually, and for an annual bonus payable as determined by our board of directors at their discretion. The employment agreement with Mr. Donahue also provides:

1.	in the event of permanent disability during the employment term, we will pay Mr. Donahue’s existing base salary for a period of twelve months and will make all benefit payments on his behalf for a period of twelve months; and

2.	Mr. Donahue will be subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

Mr. Saleh

      We entered into an employment agreement with Mr. Saleh in August 2001, which provides for an annual salary of $475,000, which may be increased by our board of directors but may not be decreased. The agreement also provided for:

1.	a minimum bonus attributable to 2001 of $475,000;

2.	the grant of options to purchase 500,000 shares of class A common stock that vest 20% upon grant and then monthly over a four-year term;

3.	the grant of 50,000 deferred shares vesting annually over a three-year term; and

4.	reimbursement for relocation expenses.

      The 2001 agreement also provided for a $200,000 interest free loan, which will be forgiven on a pro rata quarterly basis over a three-year period, unless Mr. Saleh terminates his employment with Nextel. The employment agreement with Mr. Saleh further provides that in the event of separation from Nextel under certain circumstances in the first three years of his employment, we will pay Mr. Saleh’s then-current base salary, bonus and benefits for a period of two years. Thereafter, Mr. Saleh would receive the amounts called for under our severance benefits plan. Under the agreement, Mr. Saleh also is subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

Mr. Kennedy

      We entered into an employment agreement with Mr. Kennedy effective January 1, 2001 that provides for his employment for an initial term ending December 31, 2003 and continuing after that date unless terminated upon 30 days notice and for an annual base salary of $375,000, which can be increased by our board of directors but which may not be decreased. The agreement also provides for:

1.	a commencement bonus of $187,500 which was paid in 2001;

2.	the grant in January 2001 of options to purchase 75,000 shares of class A common stock that vest 25% on the first anniversary of the grant and then monthly over a three-year term and the grant in February 2001 of options to purchase an additional 50,000 shares that vest 25% upon grant and then monthly over a four-year term; and

3.	the grant in January 2001 of 25,000 deferred shares vesting annually over a three-year term.

      In addition, to the extent Mr. Kennedy is awarded an annual bonus, his target bonus equals 50% of his base salary, which can be increased by our board of directors but which may not be decreased. Further, the agreement contains a two-year non-competition covenant. However, in the event Mr. Kennedy is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then generally the non-competition covenant will be reduced to a one-year term and he will be entitled to his base salary and target bonus for one year and his options and deferred share grants described above will vest. In either of those circumstances or in the event of a constructive termination (as defined in the agreement) following a change of control (as defined in our incentive equity plan), then all options granted to Mr. Kennedy will vest. Lastly, in the event of Mr. Kennedy’s disability, we will pay his base salary for one year and continue to provide his benefits and his options will vest and remain exercisable for one year unless terminated earlier in accordance with their terms.

Other Named Executive Officers

      The employment of the other named executive officers is not subject to any written agreement. On September 19, 2002, we entered into a separation and non-competition agreement with Mr. Mooney. Under the terms of this agreement, Mr. Mooney received $550,000 in accordance with our severance benefits plan; $708,750 in lieu of any annual bonus under the 2002 bonus plan; and forgiveness of the $2,000,000 balance of a loan. In addition, he received $1,286,250 in exchange for non-competition and non-solicitation agreements, $643,125 of which was paid immediately and $321,562.50 of which is payable on each of March 31, 2003 and March 31, 2004. In addition, all of his unvested deferred shares and stock options were forfeited and terminated upon the separation date.

Severance Benefits

      Each of our named executive officers participates in our severance benefits plan. Under this plan, in the event of a specified involuntary separation of employment that is intended to be permanent, as defined in the plan, each executive officer will receive severance pay equal to nine months annual earnings, as defined in the plan, plus one month of annual earnings for each full or partial year of service to us, up to a maximum of 12 months annual earnings. In addition, these executives would receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to the prorated portion of the annual bonus payment for the period ending on that executive’s termination.

Change of Control Retention Bonus and Severance Pay Plan

      Each of our named executive officers participates in our change of control retention bonus and severance pay plan. Under this plan, in the event of a change of control of Nextel (as defined in the plan), each executive officer will receive a retention bonus if he continues his employment with us through the closing of the change of control transaction and the one-year period after the closing, or if we terminate his employment without cause (as defined in the plan) before the closing or before the end of this one-year period. The amount of the retention bonus for the named executive officers is 150% of the base salary and target bonus for the year in which the transaction occurs. In addition, if we terminate an executive officer’s employment without cause (as defined in the plan) within one year after a change in control of Nextel, or the executive officer terminates his employment during this period for good reason (as defined in the plan), then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination.

SECURITIES OWNERSHIP

      The table below lists, as of March 14, 2003, the amount and percentage of shares of each class of our capital stock that are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by (1) each of our directors, (2) each of our named executive officers who continued to serve on that date, (3) all of our directors and executive officers as a group and (4) each person or group known by us to beneficially own more than 5% of each class of our common stock, as indicated in the table. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of that security or the power to dispose or direct the disposition of that security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of that security within 60 days of March 14, 2003. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise specified, the persons indicated have sole voting and investment power over the securities shown.

		Amount and Nature
	Title of Class of	of Beneficial		Approximate %
Name of Beneficial Owner	Nextel Capital Stock	Ownership		of Class

Keith J. Bane	Class A common stock	—	(1)	*
J. Timothy Bryan	Class A common stock	47,899,661	(2)	4.8%
William E. Conway, Jr.	Class A common stock	976,431	(3)	*
Timothy M. Donahue	Class A common stock	2,814,045	(4)	*
Frank M. Drendel	Class A common stock	149,997	(5)	*
V. Janet Hill	Class A common stock	66,396	(6)	*
Thomas N. Kelly, Jr.	Class A common stock	573,095	(7)	*
William E. Kennard	Class A common stock	25,718	(8)	*
Craig O. McCaw	Class A common stock	49,704,979	(9)	5.0%
Stephanie M. Shern	Class A common stock	—		*
Paul N. Saleh	Class A common stock	426,386	(10)	*
Morgan E. O’Brien	Class A common stock	1,583,581	(11)	*
Leonard J. Kennedy	Class A common stock	143,176	(12)	*
Dennis M. Weibling	Class A common stock	47,979,661	(13)	4.8%
All directors and executive officers as a group (17 persons)	Class A common stock	57,299,000	(14)	5.7%
5% Stockholders (not listed above):
Motorola, Inc.	Class A common stock	83,190,768	(15)	8.3%	(16)
1303 East Algonquin Road	Class B common stock	35,660,000		100%
Schaumburg, Illinois 60196
Legg Mason, Inc.
100 Light Street	Class A common stock	90,581,463	(17)	9.3%
Baltimore, Maryland 21202
Wellington Management Company, LLP
75 State Street	Class A common stock	48,765,397	(18)	5.0%
Boston, Massachusetts 02109

*	Less than one percent (1%).

(1)	Mr. Bane, who was an executive officer of Motorola, disclaims beneficial ownership of all our securities held by Motorola. See note 15.

(2)	Mr. Bryan may be deemed to have beneficial ownership of the shares held by the entities in note 9, other than Option Acquisition, L.L.C. Mr. Bryan disclaims beneficial ownership of all our securities held by these entities, except to the extent of his pecuniary interest in these entities. See note 9.

(3)	Includes 263,998 shares of class A common stock obtainable upon exercise of options, and 83,092 shares of class A common stock held through various entities with respect to which Mr. Conway disclaims beneficial ownership, except to the extent of his pecuniary interest in those entities.

(4)	Includes 2,752,045 shares of class A common stock obtainable upon exercise of options.

(5)	Includes 82,997 shares of class A common stock obtainable upon exercise of options.

(6)	Includes 62,496 shares of class A common stock obtainable upon exercise of options.

(7)	Includes 566,429 shares of class A common stock obtainable upon exercise of options.

(8)	Consists of 25,718 shares of class A common stock obtainable upon exercise of options.

(9)	Comprised of (a) 100,000 shares of class A common stock beneficially owned by Mr. McCaw; (b) 39,016,209 shares of class A common stock beneficially owned by Digital Radio, (c) 2,000,000 shares of class A common stock obtainable upon exercise of options held by Eagle River, (d) 1,725,318 shares of class A common stock beneficially owned by Option Acquisition, (e) 1,598,956 shares of class A common stock beneficially owned by Eagle River Holdings, L.L.C., (f) 4,000,000 shares of class A common stock beneficially owned by OneComm Investments, L.L.C., (g) 872,840 shares of class A common stock beneficially owned by Eagle River Investments International, L.L.C., (h) 371,950 shares of class A common stock beneficially owned by Eagle River Investments, L.L.C. and (i) 19,706 shares of class A common stock beneficially owned by ICO Global Communications (Holdings) Limited. Mr. McCaw, who is an equity owner and controlling person of each of these affiliates, disclaims beneficial ownership of all our securities held by these affiliates, except to the extent of his pecuniary interest in those entities.

(10)	Includes 389,119 shares of class A common stock obtainable upon exercise of options.

(11)	Includes 920,773 shares of class A common stock obtainable upon exercise of options.

(12)	Includes 132,632 shares of class A common stock obtainable upon exercise of options.

(13)	Mr. Weibling may be deemed to have beneficial ownership of the shares held by the entities in note 9, other than Option Acquisition. Mr. Weibling disclaims beneficial ownership of all our securities held by these entities, except to the extent of his pecuniary interest in these entities. See note 9. Includes 80,000 shares of class A common stock held by the Weibling Living Trust of which Mr. Weibling is trustee and 20,000 shares of class A common stock held by On Eagles’ Wings, LLC, of which Mr. Weibling is the managing member.

(14)	Includes 7,880,187 shares of class A common stock obtainable upon the exercise of options.

(15)	Comprised of (a) 47,530,768 shares of class A common stock beneficially owned by Motorola and (b) 35,660,000 shares of class B nonvoting common stock beneficially owned by Motorola.

(16)	Assuming conversion of the class B nonvoting common stock held by Motorola into class A common stock.

(17)	According to the Schedule 13G filed on February 13, 2003 by Legg Mason, Inc., and Legg Mason Funds Management, Inc. which together with subsidiaries have shared voting and dispositive power with respect to all shares.

(18)	According to Schedule 13G filed on February 12, 2003 by Wellington Management Company, LLP and its subsidiary, Wellington Trust Company, which have shared voting power with respect to 45,028,320 of such shares and shared dispositive power with respect to all shares.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our class A common stock for each year from December 31, 1997 through December 31, 2002 with the cumulative total stockholder return of companies comprising the Standard & Poor’s 500 Stock Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. We will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by us with data provided by Research Data Group. The graph assumes an initial investment of $100 in our class A common stock on December 31, 1997 and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG NEXTEL COMMUNICATIONS, INC. THE S&P 500 INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

	Cumulative

	12/97	12/98	12/99	12/00	12/01	12/02

NEXTEL COMMUNICATIONS, INC.	100.00	90.87	396.63	190.38	84.31	88.85
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10
NASDAQ TELECOMMUNICATIONS	100.00	165.05	295.01	125.74	84.16	38.76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Digital Radio, Eagle River and Mr. McCaw

      On April 4, 1995, we, Digital Radio and Mr. McCaw entered into a securities purchase agreement and other related agreements by which Digital Radio made a significant equity investment in us. Concurrently with the execution of these agreements, we entered into a management support agreement with Eagle River, an affiliate of Digital Radio that is also controlled by Mr. McCaw, under which Eagle River provided management and consulting services to us and our board of directors from time to time as requested until the agreement was terminated on March 5, 2003.

      In consideration of the services to be provided to us under the management support agreement, we agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the management support agreement. We incurred costs of $200,000 plus $21,736 of expenses under this agreement during 2002.

      Messrs. Bryan and McCaw, members of our board of directors, are officers of Eagle River and Mr. Weibling, also a board member, is currently vice chairman of Eagle River.

Motorola

      We purchase handsets and accessories and a substantial portion of our network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of network equipment manufactured by Motorola. Our agreements with Motorola also provide for warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training and are reimbursed for some costs we incur under various marketing and promotional arrangements. We paid Motorola $2.3 billion during 2002 for these goods and services and net payables to Motorola were $225 million at December 31, 2002. Also in 2002, we and Motorola amended the agreements under which we purchase handsets, accessories and network equipment from Motorola to reflect changes in our pricing terms, among other matters. Mr. Bane, a member of our board of directors, was an officer of Motorola until November 2002. In addition, Motorola had transactions with NII Holdings, as described below.

NII Holdings

      NII Holdings, our former subsidiary, provides telecommunications services in selected Latin American markets. Until November 12, 2002, we owned substantially all of the equity interests of NII Holdings. On November 12, 2002, NII Holdings consummated its reorganization under Chapter 11 of the U.S. Bankruptcy Code. All previously outstanding equity interests in NII Holdings were cancelled in the reorganization. As of November 12, 2002, we owned about 36% of the outstanding common stock of NII Holdings. The reorganization of NII Holdings included a new infusion of capital into NII Holdings of $190 million, $140 million of which was provided by existing creditors in exchange for about $181 million in aggregate principal amount at maturity of a new series of 13% senior secured notes of NII Holdings and shares of NII Holdings’ class A common stock. We contributed $51 million of this $140 million and received in exchange about $66 million in aggregate principal amount at maturity of these new notes and shares of NII Holdings’ class A common stock. We also provided $50 million of additional funding to NII Holdings in exchange for a U.S.-Mexico cross border spectrum sharing arrangement ($25 million of which remains in escrow until the earlier of the completion of NII Holdings’ obligations under this arrangement and May 12, 2004).

      In addition, NII Holdings also purchased handsets and accessories and a substantial portion of its network equipment from Motorola under agreements similar to ours. NII Holdings paid Motorola $142 million during 2002 for these goods and services and net payables to Motorola were $51 million at December 31, 2002.

      Motorola Credit Corporation, a subsidiary of Motorola, has historically provided NII Holdings and its subsidiaries with significant vendor and bank financing, which financing has continued since NII Holdings’ reorganization. Through the bankruptcy process, NII Holdings reinstated in full its previously outstanding $325 million equipment financing owed to Motorola Credit, subject to deferrals of principal amortization and some structural modifications. NII Holdings also repaid the outstanding principal balance, together with accrued interest, due under its $57 million incremental financing facility owed to Motorola Credit using restricted cash held in escrow, which amount will be available for future borrowing under some circumstances. Finally, NII Holdings reached an agreement with the lenders under its Argentina credit facilities (including Motorola Credit) to repurchase the outstanding balance owed to such creditors by its Argentine operating company for a $5 million payment and the issuance of 400,000 shares of NII Holdings’ new class A common stock, or 2% of all shares of its new common stock outstanding on November 12, 2002. As of December 31, 2002, $328 million in principal amount was outstanding and due to Motorola Credit under these facilities.

      Under roaming agreements between one of our wholly owned subsidiaries and subsidiaries of NII Holdings, we were charged $7 million during 2002 for roaming expenses related to NII Holdings’ networks, net of roaming revenues earned of $1 million. Upon NII Holdings’ emergence from bankruptcy, we entered into a revised overhead services agreement with NII Holdings under which we provide certain administrative, engineering and technical information technology and marketing services for agreed upon service fees. During 2002, we charged NII Holdings $2 million for services provided under both the original and revised overhead services agreement. We had a net receivable due from NII Holdings of $1 million as of December 31, 2002. Mr. Donahue, a member of our board of directors, is also is a director of NII Holdings.

XO Communications

      We paid $70 million to XO Communications during 2002 for telecommunications services. During 2002, Messrs. McCaw and Weibling, two members of our board of directors, served on the board of directors of XO Communications and Mr. McCaw held rights to shares representing a majority of the voting interest of XO Communications. As a result of XO Communications’ reorganization under Chapter 11 of the U.S. Bankruptcy Code, Mr. McCaw no longer holds these interests.

Nextel Partners

      Under a roaming agreement between one of our wholly owned subsidiaries and a wholly owned subsidiary of Nextel Partners, we were charged $40 million during 2002 for roaming expenses net of roaming revenues earned related to Nextel Partners’ network. One of our wholly owned subsidiaries provides specified telecommunications switching services to Nextel Partners under a switch sharing agreement. For these services, we earned $52 million in 2002. We charged Nextel Partners $6 million in 2002 for administrative services provided under a services agreement. We had a net receivable due from Nextel Partners of $16 million as of December 31, 2002. Messrs. Weibling and Donahue, members of our board of directors, are also directors of Nextel Partners. Mr. McCaw and Motorola are also significant stockholders in Nextel Partners. We own about 32% of the common stock of Nextel Partners.

Loan Transactions and Other

      In connection with the commencement of his initial employment with us in August 2001, we provided Mr. Saleh with a $200,000 interest free loan. Since that time, in accordance with its initial terms, we have forgiven $83,333 in principal amount of this loan, including $66,666 in 2002. The principal balance of this loan at December 31, 2002 was $116,667. This loan was part of a compensation package designed to induce Mr. Saleh to join us and to provide an incentive for him to remain in our employment. In connection with Mr. Mooney’s commencement of employment, we provided Mr. Mooney with an interest-free loan in the amount of $3,000,000. Since then, in accordance with the terms of the loan, we had forgiven $1,000,000 in principal amount of this loan, including $500,000 in 2002 prior to Mr. Mooney’s separation, at which time we forgave $2,000,000, the remaining balance of the loan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Reports received by us indicate that Mr. Conway failed to file on a timely basis one report with respect to one transaction in 2002.

      Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2002, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that, except as specified in the preceding paragraph, all directors, executive officers and beneficial owners of more than 10% of our class A common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

Cost of Solicitation of Proxies

      We will pay the cost of soliciting proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson’s fee for this service is $9,000 plus expenses. In addition to solicitation by mail, we may ask for proxies by telephone, telecopy, via the Internet or in person. We will also arrange with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and we will reimburse them for their expenses in doing so. Officers and other of our employees, as yet undesignated, may also request the return of proxies by telephone, telecopy, via the Internet or in person. Additional copies of the 2002 annual report to stockholders, which was distributed to you with this proxy statement, are available upon request. To obtain additional copies of the 2002 annual report to stockholders, please contact our Investor Relations Department at 703-433-4300.

Stockholder Proposals

      Proposals by stockholders intended to be presented at the 2004 annual meeting must be forwarded in writing and received at our principal executive office at 2001 Edmund Halley Drive, Reston, Virginia 20191 no later than December 30, 2003, directed to the attention of our Corporate Secretary, for consideration for inclusion in our proxy statement for that annual meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2004 annual meeting, if that stockholder fails to notify our Corporate Secretary in the manner set forth above no later than March 14, 2004, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2004 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2004 annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the provisions of our certificate of incorporation, our by-laws and Delaware law.

IMPORTANT

      To assure your representation and a quorum for the transaction of business at the annual meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if you are eligible to do so.

MAP TO LOCATION OF ANNUAL MEETING

Annex A

NEXTEL COMMUNICATIONS, INC.

AUDIT COMMITTEE CHARTER

Purposes

      The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Nextel Communications, Inc. (the “Company”) are to (a) assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Committee’s report for inclusion in the Company’s proxy statement for the annual meeting of stockholders in accordance with applicable rules and regulations.

Composition

      The Committee will be composed of three or more directors as determined by the Board. Each Committee member must be “independent” as defined by (a) the rules of the primary trading market or securities exchange on which the Company’s securities are traded (the “Relevant Stock Market”), as such requirements are interpreted by the Board of Directors in its business judgment, and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”) and the Relevant Stock Market. Each Committee member must also be financially literate, and at least one Committee member must have expertise sufficient to qualify as an audit committee financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations. The Board will determine, in its business judgment, whether a member is financially literate and whether at least one member qualifies as an audit committee financial expert. The Board will appoint each Committee member and will designate one of the members as Chairperson of the Committee. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities

      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements. The Committee is responsible for overseeing the work of the Company’s independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

      The duties and responsibilities of the Committee will include the following:

1.	Retention of Independent Auditors. The Committee has the sole authority to (a) retain and terminate the Company’s independent auditors, (b) approve all audit engagement fees, terms and services, and (c) approve any non-audit engagements with the independent auditors. The Committee will exercise this authority in a manner consistent with Sections 201, 202 and 301 of the Sarbanes-Oxley Act of 2002 and applicable rules and listing standards. The Committee may delegate the authority to grant any pre-approvals required by such sections to one or more members of the Committee as it designates, provided that any such pre-approvals are reported to the Committee at its next scheduled meeting.

2.	Quality Control of Auditor. At least annually, the Committee will obtain, review and discuss a report by the independent auditors describing (a) the firm’s internal quality control procedures, (b) any material issues raised by the most recent internal review or peer review of the firm, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, regarding any independent audit carried out by the firm, and (c) any steps taken to deal with any such issues.

3.	Auditor Independence. In connection with the retention of the Company’s independent auditors, the Committee will, at least annually, review and discuss the information provided by management and the auditor relating to the independence of the firm, including, among other things, information related to the non-audit services provided and expected to be provided by the firm to the Company. The Committee will (a) ensure that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the firm and the Company consistent with applicable independence standards, (b) actively engage in a dialogue with the auditor regarding any disclosed relationship or services that may impact the objectivity and independence of the auditor, and (c) take appropriate action in response to the auditor’s report to satisfy itself of the firm’s independence. In connection with its evaluation of the auditor’s independence, the Committee will also review and evaluate the lead audit partner and take such steps as may be required by law regarding the regular rotation of the lead audit partner and the reviewing audit partner of the independent auditors.

4.	Audit Plan and Conduct. The Committee will review and discuss with the independent auditors the plans for, and scope of, the annual audit and other examinations. The Committee will also review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including any restriction on audit scope or on access to requested information, any disagreements with management, and significant issues discussed with the independent auditors’ national office. The Committee will decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

5.	Financial Statements and Disclosures. The Committee will review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the disclosures regarding internal controls and other matters required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations.

6.	Earnings Press Releases. The Committee will review and discuss with members of management and the independent auditors the Company’s quarterly earnings releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as the Company’s guidance concerning its future financial performance, prior to public release.

7.	Systems of Internal Accounting Controls. The Committee will review and discuss with the independent auditors, the senior internal auditing executive, the General Counsel and, to the extent deemed appropriate by the Committee Chair, members of their respective staffs the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices, which include the disclosures regarding internal controls and matters required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations.

8.	Independent Audit Results. The Committee will review and discuss with the independent auditors (a) the annual audit report, or proposed annual audit report, (b) the accompanying management letter, (c) the reports of reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and (d) the reports of the results of such other examinations outside the course of the independent auditors’ normal audit procedures that may be undertaken from time to time. The foregoing will include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and, as appropriate, a review of (1) major issues regarding accounting principles and financial statement presentations (including any significant changes in the Company’s selection or application of accounting principles), the adequacy of the Company’s internal controls, and any special audit steps adopted in light of material control deficiencies, (2) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and (3) the effect of regulatory and accounting initiatives (including off-balance sheet structures) on the financial statements of the Company.

9.	Assurances under Section 10A(b) of the Exchange Act. The Committee will obtain assurance from the independent auditors that, in the course of conducting the audit, there have been no acts detected or that have otherwise come to such firm’s attention that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

10.	Internal Audit Plans and Reports. The Committee will review and discuss with the senior internal auditing executive and appropriate staff members of the internal auditing department (a) the plans for, and scope of, their ongoing audit activities, and (b) the annual report of the audit activities, examinations and results thereof of the internal auditing department.

11.	Conformity With Legal Requirements and the Company’s Code of Corporate Conduct. The Committee will periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditors that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Corporate Conduct. The Committee will also review and approve all related party transactions. The Committee will advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Corporate Conduct.

12.	Procedures for Complaints Regarding Financial Statements or Accounting Policies. The Committee will establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and applicable rules and listing requirements. The Committee will discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies brought to the Committee’s attention pursuant to the procedures described in the preceding sentence.

13.	Other Matters. The Committee will discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies. The Committee will review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the functions described above.

14.	Board Reports. The Committee will keep regular minutes of its proceedings and report its activities regularly to the Board in such manner and at such times as the Committee and the Board deem appropriate. Such report shall include the Committee’s conclusions with respect to its evaluation of the independent auditors and its recommendation to the Board on the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

15.	Audit Committee Report. The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, a report for inclusion in the Company’s proxy statement relating to the Company’s annual meeting of stockholders.

16.	General. The Committee will perform its duties and responsibilities in accordance with the Company’s certificate of incorporation and by-laws, any delegated authority from the Board, and applicable laws, rules and regulations.

Meetings

      The Committee will meet in person or telephonically at least quarterly or more frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair will, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, call, establish the agenda for, and supervise the conduct of, each Committee meeting. The Committee may also take any action permitted under this Charter by unanimous written consent. A majority of the number of Committee members selected by the Board will constitute a quorum for conducting business at a Committee meeting. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law or the Company’s certificate of incorporation or by-laws.

      The Committee may request any officer or employee of the Company, or any representative of the Company’s outside legal counsel or independent auditors, to attend a meeting or to meet with any members of, or advisors to, the Committee. The Committee will meet with the Company’s management, the internal auditors and the independent auditors periodically in separate, private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

Resources and Authority

      The Committee will have appropriate resources and authority to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors, as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation (a) to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, and (b) to any advisors retained by the Committee to assist it in carrying out its responsibilities.

Annual Review

      At least annually, the Committee will (i) review this Charter with the Board and recommend any changes to the Board, and (ii) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

March 1, 2003

Annex B

AMENDED CERTIFICATE OF INCORPORATION

      1.     The name of the Corporation is:

Nextel Communications, Inc.

      2.     The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

      3.     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      4.     The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is 2,180,000,000 shares divided into three classes as follows:

2,060,000,000 shares of Class A Common Stock of the par value of $0.001 per share;

100,000,000 shares of Class B Non-Voting Common Stock of the par value of $0.001 per share; and

20,000,000 shares of Preferred Stock of the par value of $0.01 per share.

Common Stock

      1.     Rights Generally. Except as provided herein, all shares of Class A Common Stock (“Voting Common”) and Class B Non-Voting Common Stock (“Non-Voting Common”) (together, “Common Stock”) will be identical and entitle the holders thereof to the same rights and privileges.

      2.     Dividends. Whenever dividends upon Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, shall have been paid in full, or declared and set apart for payment, for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on Common Stock, payable in cash, or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, provided that, if dividends are declared on the Common Stock which are payable in shares of Common Stock, dividends will be declared which are payable at the same rate on both classes of Common Stock, dividends payable in shares of Voting Common will be payable to holders of Voting Common and dividends payable in shares of Non-Voting Common will be payable to holders of Non-Voting Common.

      3.     Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

      4.     Voting. Except as otherwise required by law, the holders of Voting Common will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and the holders of Non-Voting Common will have no right to vote on any matters to be voted on by the stockholders of the Corporation; provided that the holders of Non-Voting Common shall have the right to vote, as a separate class (with each share having one vote) on any merger, consolidation, reorganization or reclassification of the Corporation or its shares of capital stock, any amendment to this Certificate of Incorporation or any liquidation, dissolution or winding up of the Corporation (each such event being a “Fundamental Change”) in which shares of Non-Voting Common would be treated differently than shares of Voting Common (other than a Fundamental Change in which the only difference in such treatment is that the holders of Voting Common would be entitled to receive equity securities with full voting rights and the holders of the Non-Voting Common would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of Non-Voting Common and are convertible upon any Voting

Conversion Event (as defined in Section 5(b), with respect to holders of Non-Voting Common other than Motorola, Inc., a Delaware corporation or any affiliate thereof (collectively “Motorola”), or a Motorola Conversion Event (as defined in Section 5(c), with respect to Motorola, on a share for share basis, into the voting securities to which the holders of the Voting Common are entitled, but which are otherwise identical to such voting securities).

      5.     Conversion

(a)	Upon the occurrence (or, with respect to clause (i) of this Section 5(a), the expected occurrence) of (i) any Voting Conversion Event, with respect to holders of Non-Voting Common other than Motorola, or any distribution, or sale by Motorola described in Section 5(c)(i) hereof (a “Motorola Transfer”), each share of Non-Voting Common which is being or has been distributed, disposed of or sold (or is expected to be distributed, disposed of or sold (or is expected to be distributed, disposed of or sold) in connection with such Voting Conversion Event or such Motorola Transfer shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Voting Common; or (ii) any Motorola Conversion Event described in Section 5(c)(ii) hereof, any or all of the shares of Non-Voting Common held by Motorola shall be convertible at its option into one fully paid and nonassessable share of Voting Common.

(b)	“Voting Conversion Event” shall mean:

(i)	any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force);

(ii)	any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934 (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof);

(iii)	any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common being converted and disposed of in connection with such Voting Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors;

(iv)	any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation; and

(v)	any distribution, disposition or sale of any securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons will own or control securities which constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof);

      (c) “Motorola Conversion Event” shall mean:

(i)	Any distribution, disposition or sale of shares of Non-Voting Common by Motorola not prohibited under Section 7.14 of the Agreement and Plan of Contribution and Merger, dated August 4, 1994 by and among the Corporation, Nextel, Motorola and ESMR Sub, Inc., a Delaware corporation (the “Motorola Agreement”);

(ii)	the existence of circumstances which, in Motorola’s judgment, constitute or are likely to cause or result in a material adverse development with respect to the business, properties, operations or financial condition of the Corporation and its subsidiaries and which otherwise cause conversion of the shares of Non-Voting Common held by Motorola into shares of Voting Common to be reasonably necessary to protect Motorola’s interests as a stockholder of the Corporation.

provided that, for purposes of Sections 5(b) and 5(c), “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization and provided, further that, the occurrence of any Motorola Conversion Event shall be determined by Motorola, in its sole judgment by notice to the Corporation which notice shall be binding upon the Corporation;

(d)	Subject to Section 5(a), (i) a holder, other than Motorola, of Non-Voting Common will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Voting Conversion Event and Motorola will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Motorola Transfer, if such holder reasonably believes that such Voting Conversion Event or Motorola Transfer Event, as the case may be, will be consummated and a written request for conversion from any holder of Non-Voting Common to the Corporation stating such holder’s reasonable belief that a Voting Conversion Event or Motorola Transfer, as the case may be, shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to distribute, dispose of or sell such shares of Voting Common in connection with such Voting Conversion Event or Motorola Transfer, as the case may be; provided that the Corporation will not cancel the shares of Non-Voting Common so converted before the tenth day following such Voting Conversion Event or Motorola Transfer and will reserve such shares until such tenth day for reissuance in compliance with the following proviso; and provided further that, if any shares of Non-Voting Common are converted into shares of Voting Common in connection with a Voting Conversion Event or a Motorola Transfer and any such shares of Voting Common are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event or Motorola Transfer, such shares of Voting Common which were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Non-Voting Common; and (ii) Motorola, at its election, will be entitled to convert any or all of its shares of Non-Voting Common into shares of Voting Common upon the occurrence of any Motorola Conversion Event described in Section 5(c)(ii) hereof.

(e)	Each conversion of shares of Non-Voting Common into shares of Voting Common will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Non-Voting Common stating that such holder desires to convert the shares, or a stated number of the shares, of Non-Voting Common represented by such certificate or certificates into shares of Voting Common. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for such Voting Common are to be issued. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Non-Voting Common as such holder will cease and the person or persons in whose name or names the certificate or certificates for such shares of Voting Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Voting Common represented thereby.

(f)	Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions each of the following:

(i)	the certificate or certificates representing the shares of Voting Common issuable upon such conversion; and

(ii)	a certificate representing any shares of Non-Voting Common which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Voting Common.

(g)	The issuance of certificates representing shares of Voting Common received upon conversion of shares of Non-Voting Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common.

(h)	The Corporation will not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Non-Voting Common.

      6.     Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

      7. Reservation of Shares. The Corporation shall at all times reserve from its authorized Voting Common a sufficient number of shares to provide for conversion of all Non-Voting Common from time to time outstanding. If the Voting Common issuable upon conversion of the Non-Voting Common is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause within 60 days of any such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

Preferred Stock

      Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

(a)	the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b)	the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(c)	whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and conditions of such redemption;

(d)	whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(e)	whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(f)	whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(g)	the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(h)	any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

      5. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

      6. Each person who is or was or had agreed to become a Director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as now or hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article 6 shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

      7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

      8. Subject to any rights granted to the holders of any class or series of stock having preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation, the directors shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation in 1992, another class shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1993, and another class shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation in 1994, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successor of any director in a class of directors whose term expires at that meeting shall be elected by plurality vote of all votes entitled to be cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

      9. Subject to any rights granted to the holders of any class or series of stock having a preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation to elect additional directors under specified circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

NEXTEL COMMUNICATIONS, INC.
Annual Meeting of Stockholders, May 29, 2003
Proxy Solicited on Behalf of the Board of Directors
P
R O X Y	This proxy is solicited on behalf of the Board of Directors for use at the annual meeting of stockholders. The undersigned hereby appoints Leonard J. Kennedy and Christie A. Hill, and each of them, as proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of class A common stock of Nextel Communications, Inc. held of record by the undersigned at the close of business on April 4, 2003, at the annual meeting of stockholders to be held on May 29, 2003 or any adjournment or postponement thereof.

The Board of Directors recommends the following vote:

1. FOR the election of the nominees named herein as directors;

2. FOR the ratification of the appointments of two directors named herein;

3. FOR approval of the amendment of our certificate of incorporation; and

4. FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003.

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

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☒ Please mark your votes as in this example

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all proposals.

NEXTEL COMMUNICATIONS, INC.

									FOR	AGAINST	ABSTAIN
1.	Election of Directors to serve until the 2006 Annual Meeting of Shareholders.	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	Nominees:	01. 02. 03.	William E. Conway, Jr. Morgan E. O’Brien Stephanie M. Shern	4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2003.	☐	☐	☐
☐	For all nominees except for votes withheld from the above nominees

2.	Ratification of the appointments as Directors of Craig O. McCaw to serve until the 2004 Annual Meeting and Dennis M. Weibling to serve until the 2005 Annual Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the amendment to our certificate of incorporation to eliminate provisions relating to three classes of preferred stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please indicate by a check mark whether you plan to attend the annual meeting of stockholders.	☐

Please sign your name below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title or capacity. If a corporation, please sign in corporate name by an authorized officer and give title. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE DATE

SIGNATURE DATE

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Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Nextel Communications, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

:	•	Accessing the World Wide Web site http://www.eproxyvote.com/nxtl to vote via the Internet.

(	•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

*	•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Nextel Communications, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8226, Edison, New Jersey 08818-9081.

You can vote by phone or via the Internet anytime prior to May 28, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.